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                                                                   EXHIBIT 4.13

                         AMENDMENT TO SECOND AMENDED AND
                          RESTATED INVESTMENT AGREEMENT

                This Amendment ("Amendment") is made as of February 5, 2003 by and among iDine Rewards Network Inc., a Delaware corporation (the "Company"), Samstock, L.L.C., a Delaware limited liability company ("Samstock"), and the former members and distributees ("EGI Distributees") of EGI-Transmedia Investors, L.L.C. (which entity no longer exists). This Amendment amends that certain Second Amended and Restated Investment Agreement, dated as of June 30, 1999, among the Company and the other parties thereto (the "Second Amended and Restated Investment Agreement").

                WHEREAS, this Amendment had been approved by a majority of the Company's Disinterested Directors (as defined in the Second Amended and Restated Investment Agreement).

                NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                Section 1. Amendments. The Second Amended and Restated Investment Agreement is amended as follows:

                a) Section 1.13 thereof is amended to read in its entirety as follows:

                        "1.13 "Standstill Provisions" means Article III hereof in its entirety."

                b) Article IV thereof is deleted in its entirety and replaced by the phrase "Intentionally Omitted."

                Section 2. Miscellaneous. Other than as provided in this Amendment, the Second Amended and Restated Investment Agreement shall remain unaltered in full force and effect. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contract made in that State. This Amendment may be executed in counterparts. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

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                IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.


IDINE REWARDS NETWORK INC.              SAMSTOCK, L.L.C., on behalf of
                                        itself and the EGI Distributees under
                                        power-of-attorney


-------------------------------         --------------------------------------
By: George Weidemann, President         By: Donald J. Liebentritt
    and Chief Executive Officer             Vice President